Exhibit 10.20

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],

HAS BEEN OMITTED BECAUSE ZIOPHARM ONCOLOGY, INC. HAS DETERMINED THE

INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO

ZIOPHARM ONCOLOGY, INC. IF PUBLICLY DISCLOSED.

FORM OF RETENTION BONUS AGREEMENT

[DATE]

[NAME]

RE:	Retention Agreement

Dear [NAME]:

ZIOPHARM Oncology, Inc. (the “Company”) is pleased to offer you this Retention Agreement.

I.	Eligibility for Retention Bonus

Thank you for your hard work and continuing efforts in support of the Company’s success. In recognition of your performance, and as an incentive to remain with the Company, we are pleased to announce your eligibility to earn a special cash retention bonus in the aggregate amount of [$___________], less applicable payroll withholdings and deductions, pursuant to the terms and conditions set forth in this Retention Agreement (the “Retention Bonus”).

Subject to the conditions described below, $[___] of the Retention Bonus will be payable in a lump sum on the Company’s first regularly scheduled payroll date on or following April 1, 2021 (the “First Retention Bonus Payment”), $[___] of the Retention Bonus will be payable in a lump sum on the Company’s first regularly scheduled payroll date on or following September 1, 2021 (the “Second Retention Bonus Payment”), and the remaining $[___] of the Retention Bonus will be payable in a lump sum on the Company’s first regularly scheduled payroll date on or following December 1, 2021 (the “Third Retention Bonus Payment”); provided, however, that in order to earn each of the First Retention Bonus Payment, the Second Retention Bonus Payment and the Third Retention Bonus Payment, the following conditions must be satisfied, except to the extent provided for in Section II of this Retention Agreement:

(1)

with respect to each of the First Retention Bonus Payment, Second Retention Bonus Payment and Third Retention Bonus Payment, you must remain continuously employed by the Company on a full-time basis in good performance standing through and including April 1, 2021 (with respect to the First Retention Bonus Payment), September 1, 2021 (with respect to the Second Retention Bonus Payment) and December 1, 2021 (with respect to the Third Retention Bonus Payment); and

(2)

with respect to the Third Retention Bonus Payment only, the Company must achieve the following performance goal on or before December 1, 2021: [***], as determined in the sole discretion of, and certified in writing by, the Company’s Board of Directors or its Compensation Committee (the “Performance Goal”).

II. Impact of Employment Termination and Change in Control

Notwithstanding the foregoing Section I, if, on or prior to December 1, 2021, either (i) you incur a Qualifying Termination or (ii) there is a Qualifying Change in Control, you will be paid the next installment of the Retention Bonus (i.e., the First Retention Bonus Payment, Second Retention Bonus Payment or Third Retention Bonus Payment, as applicable) scheduled to be earned and paid to you (under the schedule set forth in in Section I) following your Qualifying Termination or the Qualifying Change in Control, as applicable, and subject to your execution of an effective Release described below, if applicable. For clarity: (1) if your Qualifying Termination or the Qualifying Change in Control occurs on or prior to April 1, 2021, you will still receive the First Retention Bonus Payment; (2) if your Qualifying Termination or the Qualifying Change in Control occurs after April 1, 2021, but on or prior to September 1, 2021, you will still receive the Second Retention Bonus Payment; and (3) if your Qualifying Termination or the Qualifying Change in Control occurs after September 1, 2021, but on or prior to December 1, 2021, you will still receive the Third Retention Bonus Payment, if and only if the Performance Goal is met.

In order to earn the payment described in this Section II in connection with a Qualifying Termination, you must execute and return a general waiver and release in a form provided by the Company (the “Release”) within the applicable deadline set forth therein and not revoke the Release within the revocation period (if any) set forth therein; provided, however, that in no event may the applicable time period or revocation period extend beyond 60 days following your Qualifying Termination date.

If earned, the Retention Bonus payment described in this Section II will be paid to you in a lump sum cash amount, less applicable payroll withholdings and deductions, on the first administratively practicable Company payroll date following (i) in the case of your Qualifying Termination, the date the Release is effective and can no longer be revoked; and (ii) in the case of a Qualifying Change in Control, the date of such Change in Control; provided however that in either case, if such payment is the Third Retention Bonus Payment, such payment may be delayed until after December 1, 2021 if necessary to determine if the Performance Goal has been met. In no event shall any payment under this Section II be made later than March 15, 2022.

For the avoidance of doubt, the following, without limitation, will not constitute a Qualifying Termination: (i) you provide notice of your employment resignation or actually terminate your employment relationship by resignation for any reason, including retirement (but excluding your resignation for Good Reason), (ii) the Company terminates your employment for Cause, (iii) your employment is terminated due to your death or disability, or (iv) you are no longer in good performance standing.

Once you have incurred a Qualifying Termination, you shall no longer be eligible for or entitled to any payments under this Retention Agreement, except for the payment described in this Section II and any previous payment earned by you under Section I prior to your Qualifying Termination (but not yet paid to you). Under no circumstances will you be eligible to receive amounts under this Retention Agreement in excess of the Retention Bonus.

IV.	Definitions

“Cause” has the meaning set forth in your written employment agreement with the Company;

“Good Reason” has the meaning set forth in your written employment agreement with the Company;

“Qualifying Change in Control” means a “Change in Control” as defined in the Company’s 2020 Equity Incentive Plan that occurs prior to your termination of employment; and

“Qualifying Termination” means your employment with the Company terminates as a result of either (i) a termination by the Company without Cause and other than as a result of your death or disability or (ii) your resignation for Good Reason.

V.	IRS Code Section 409A

It is intended that all payments provided for under this Retention Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder or any state law of similar effect (“Section 409A”), including but not limited to the exemption provided under Treasury Regulations Section 1.409A-1(b)(4) and in all cases will be paid not later than March 15 of the year following the year in which your right to such amount became vested, and any ambiguities herein shall be interpreted accordingly. It is intended that each installment of any benefit payable under this Retention Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). To the extent that an exemption from Section 409A is not available, the payments provided under this Retention Agreement are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly; if and to the extent necessary to avoid adverse tax consequences under Section 409A, any Retention Bonus payment provided in connection with your Qualifying Termination shall not be payable unless and until you have incurred a “separation from service” as such term is defined in Treasury Regulations Section 1.409A-1(h) and, if the period during which you may consider and sign the Release spans two (2) calendar years, such payment will not be made until the later calendar year.

VI.	Miscellaneous

The Retention Agreement is intended to provide a financial incentive to you and does not confer any rights to continued employment upon you. Nothing in this Retention Agreement shall alter your at-will employment relationship. Your rights and obligations under this Retention Agreement will be governed by and interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to its or any other jurisdiction’s conflicts of laws principles. You and the Company hereby agree and consent to be subject to the exclusive jurisdiction and venue of the state and federal courts located in the Commonwealth of Massachusetts, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.

Neither this Retention Agreement nor any of your rights and obligations under this Retention Agreement may be assigned, transferred or otherwise disposed of by you. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which you are principally involved.

This Retention Agreement is the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the Retention Bonus, and it supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company concerning these matters; provided, however, that, for the avoidance of doubt, this Retention Agreement does not supersede any severance or change in control benefits you may be entitled to under your written employment agreement or other written agreement with the Company, and any payments or benefits you are eligible for under any Company plan. This Retention Agreement is entered into without reliance on any promise or representation (written or unwritten) other than those expressly contained herein. The terms of this Retention Agreement may not be modified or amended except in a written agreement signed by you and a duly authorized officer of the Company.

Sincerely,

ZIOPHARM Oncology, Inc.

[________]
[_______]

ACKNOWLEDGMENT AND ACCEPTANCE

Accepted and Agreed:

Date:_______________
[NAME]

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